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                                                                 Exhibit (a)(3)



                                  July 26, 2002



[NAME AND ADDRESS]

Dear [NAME]:

                Re: Offer to Exchange Certain Outstanding Options
                    ---------------------------------------------

         I am writing you in regard to Penton's Offer to Exchange Certain Outstanding Options.

         In order to provide an incentive for employees and to extend to them the opportunity to acquire a proprietary interest in Penton, we are offering to exchange your outstanding options to purchase shares of our common stock for new stock options that we will grant under the 1998 Equity and Performance Incentive Plan. These new options will have an exercise price equal to the fair market value of our common stock on the date we grant the new options.

         Please review the enclosed materials, which detail the terms and conditions of this exchange. IN ORDER TO EXCHANGE YOUR OPTIONS, YOU WILL NEED TO SIGN THE ATTACHED "FORM OF ELECTION" AND RETURN IT TO PENTON PER THE ENCLOSED INSTRUCTIONS. THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME (U.S.) ON AUGUST 22, 2002.

         All outstanding options with exercise prices greater than or equal to $16.225 per share are eligible for the exchange. For every two shares of stock subject to your eligible options, you will receive a new option for one share of common stock.

         Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should exchange your stock options. The exchange may be relevant to your individual tax or financial planning and therefore we recommend that you consult your own legal, investment and/or tax advisor(s) regarding tax implications or other investment-related questions.

         Once you have reviewed the enclosed materials, you should direct questions about the offer or requests for assistance to Preston Vice or Kathy Torgerson.

                                     Sincerely,


                                     /s/ Thomas L. Kemp
                                     Thomas L. Kemp
                                     Chairman & Chief Executive Officer